Audit committee or Board of Directors
China Digital Communication Group and Subsidiaries, Inc.

Notice of Non Reliance and Withdrawal of auditor’s opinions

Our firm audited the financial statements of China Digital Communication Group (the “Company”) for the years ended December 31, 2005 and 2006 (the “2005 and 2006 Annual Financial Statements”) and reviewed the Company’s financial statements for the periods ended March 31, 2007 (the “2007 Quarter Reports”).

Based upon new information and re-audit of the financial statements of the Company for the year ended December 31, 2004, we have concluded that the Company is required to restate its financial statements for the year ended December 31, 2004, which will impact the financial statements for the year ended December 31, 2005 as well as 2006 and the reviewed financial statements for the period ended March 31, 2007.

Accordingly, this is to advise you that appropriate disclosure should be made to all appropriate parties, including in a Current Report on Form 8-K, to prevent reliance on our previously issued audit report with respect to the 2005 and 2006 as well as the Unaudited financial statements for the three month period ended March 31, 2007.

/s/ Kabani & Company, Inc.
Certified Public Accountants

July 23, 2007